Exhibit 99.1

Acadia Pharmaceuticals Announces Phase 3 Enabling Topline Results from Phase 2 RADIANT Study of Remlifanserin for the Treatment of Alzheimer’s Disease Psychosis (ADP)

— Meaningful and consistent efficacy trends across endpoints support continuing with Phase 3 development of 60 mg once daily remlifanserin in ADP, with demonstrated evidence of dose effect

— Narrowly missed primary endpoint of SAPS H+D (p=0.0603) with significance (nominal) on key secondary endpoint of CGI-S-ADP (p=0.0077)

— Favorable safety and tolerability profile across both doses

— Detailed results to be presented at upcoming Clinical Trials on Alzheimer’s Disease (CTAD) conference in November

— Conference call and webcast to be held today at 8:00 a.m. Eastern Time

SAN DIEGO – September 24, 2026—(BUSINESS WIRE)—Acadia Pharmaceuticals Inc. (Nasdaq: ACAD) today announced Phase 3 enabling topline results from the Phase 2 portion of the ongoing RADIANT clinical trial program evaluating remlifanserin for the treatment of hallucinations and delusions associated with Alzheimer’s disease psychosis (ADP).

For the primary endpoint of change from baseline in the Scale for the Assessment of Positive Symptoms-Hallucinations and Delusions subscales (SAPS-H+D), once daily 60 mg remlifanserin demonstrated a change of -12.6 versus a -10.4 change for placebo at week 6, yielding a standardized effect size of 0.26 (p=0.0603). For the key secondary endpoint, Clinical Global Impression – Severity (CGI-S-ADP), the 60 mg dose achieved a change from baseline of -1.3 versus a change of -0.9 for placebo at week 6, yielding a standardized effect size of 0.37 [p=0.0077 (nominal)]. On both efficacy measures, the difference in the 60 mg dose versus placebo increased through the 6-week treatment period. The 30 mg dose showed minimal improvement across endpoints compared to placebo. All analyses were performed in the pre-specified modified full analysis set (mFAS1) population.

In this study, across both doses, remlifanserin demonstrated a favorable safety profile, with rates of adverse events, serious adverse events, and discontinuations due to adverse events, similar to placebo. There was no signal of QT prolongation versus placebo. This dataset suggests no negative impact on motor symptoms or cognition. Additionally, there were no deaths in the remlifanserin treatment arms.

Given these data, Acadia plans to continue enrolling its two ongoing Phase 3 studies evaluating remlifanserin in ADP while implementing amendments to the Phase 3 program, including removing the 30 mg dosage arm.

“We are pleased that the Phase 2 RADIANT data support continuation of the Phase 3 ADP program, with new insights helping us to refine the program for future regulatory success. These results provide valuable information regarding the efficacy, safety and tolerability of once daily remlifanserin in Alzheimer’s disease psychosis,” said Catherine Owen Adams, Chief Executive Officer of Acadia Pharmaceuticals. “We are excited about the potential of remlifanserin in this area of high unmet need, for which there are no currently approved therapies.”

“The Phase 2 RADIANT findings provide encouraging evidence that 60 mg once daily remlifanserin may have the potential to reduce hallucinations and delusions in patients with Alzheimer’s disease,” said Jeffrey Cummings, M.D., Sc.D., Director of the Chambers-Grundy Center for Transformative Neuroscience, University of Nevada, Las Vegas. “This patient population has a significant need for an efficacious medication that is well tolerated, convenient to administer, and is compatible with the many concomitant medications commonly used by patients with Alzheimer’s disease. In particular, avoiding negative impacts on motor symptoms and cognition is encouraging, and such a medicine could be an important treatment option for patients.”

Acadia plans to present detailed safety and efficacy results from the RADIANT Phase 2 study in an oral presentation at the upcoming Clinical Trials on Alzheimer’s Disease (CTAD) conference, taking place November 16-19, 2026 in Boston.

Additionally, remlifanserin is currently being investigated in an additional Phase 2 study to evaluate its efficacy, safety and tolerability for the treatment of Lewy body dementia psychosis.

Conference Call and Webcast Information

Acadia will discuss top-line results from its Phase 2 RADIANT study of remlifanserin for the treatment of Alzheimer’s disease psychosis via conference call and webcast today at 8:00 a.m. Eastern Time. The conference call webcast is available at this registration link and will be available on Acadia’s website, acadia.com under the investors section and will be archived there for at least 90 days following the event.

About RADIANT

RADIANT is a global, multi-center, randomized, double-blind, placebo-controlled, operationally seamless Phase 2 and 3 clinical trial program evaluating remlifanserin for the treatment of hallucinations and delusions associated with Alzheimer’s disease psychosis (ADP). The Phase 2 portion of the program was designed to evaluate the efficacy, safety, and tolerability of remlifanserin at 60 mg and 30 mg once-daily doses compared with placebo. Patients who complete the study will have the option of participating in a long-term open-label extension (OLE) study.

About Alzheimer’s Disease Psychosis

According to the Alzheimer’s Association, more than 7 million people in the United States are living with Alzheimer’s disease (AD).2,3 Approximately 30% of patients with AD experience psychosis, commonly consisting of hallucinations and delusions.4 These symptoms may be frequent and severe and may recur over time.5 A hallucination is defined as a perception-like experience that occurs without an external stimulus and is sensory (seen, heard, felt, tasted, sensed, smelled) in nature. A delusion is defined as a false, fixed belief despite evidence to the contrary. Serious consequences have been associated with psychosis in patients with dementia, such as increased likelihood of nursing home placement, more severe dementia, and increased risk of morbidity and mortality.6,7 There is no FDA-approved drug for the treatment of Alzheimer’s disease psychosis.

About Remlifanserin

Remlifanserin is a novel, highly selective 5HT2A receptor inverse agonist being developed to treat Alzheimer’s disease psychosis and Lewy body dementia psychosis.

About Acadia Pharmaceuticals

Acadia is committed to turning scientific promise into meaningful innovation that makes the difference for underserved neurological and rare disease communities around the world. Our commercial portfolio includes the first and only FDA-approved treatments for Parkinson’s disease psychosis and Rett syndrome. We are developing the next wave of therapeutic advancements with a robust and diverse pipeline that includes mid- to late-stage programs in Alzheimer’s disease psychosis and Lewy body dementia psychosis, along with earlier-stage programs that address other underserved patient needs. At Acadia, we’re here to be their difference. For more information, visit us at acadia.com and follow us on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact and can be identified by terms such as “intends,” “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions (including the negative thereof) intended to identify forward-looking statements. Forward-looking statements contained in this press release, include, but are not limited to, statements about: (i) our clinical development plans to continue the Phase 3 portion of the program related to remlifanserin in Alzheimer’s disease psychosis and the Phase 2 study of remlifanserin in Lewy body dementia psychosis, (ii) our plans to implement protocol amendments to the Phase 3 portion of the program, and (iii) the safety profile of remlifanserin, and the potential benefits that remlifanserin could provide to patients suffering with psychosis associated with Alzheimer’s disease. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. Such risks, uncertainties, assumptions and other factors include, but are not limited to: risks associated with the discovery, development and regulation of pharmaceutical products in general; risks that our future clinical trials may not support approval of our product candidates; risks that future clinical trial results may not be consistent with interim, initial, preliminary or topline results or results from prior preclinical studies or clinical trials; our dependency on the continued successful commercialization of Nuplazid (Pimavanserin) and Daybue (Trofinetide) and our ability to maintain or increase sales of Nuplazid and Daybue; our ability to generate or obtain the necessary capital to fund our clinical development plans; the timing and results of our clinical trials; our ability to maintain, protect and enhance our intellectual property; and our ability to continue to stay in compliance with applicable laws and regulations. Given the risks and uncertainties, you should not place undue reliance on these forward-looking statements. For a discussion of these and other risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to differ, please refer to our quarterly report on Form 10-Q for the period ended June 30, 2026 filed with the Securities and Exchange Commission on August 5, 2026, as well as our subsequent filings with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein are made as of the date hereof, and we undertake no obligation to update them after this date, except as required by law.

References:

1.

The Modified Full Analysis Set (mFAS) includes all randomized subjects who received at least one dose of study drug and who have a baseline SAPS-H+D total score ≥10 and at least one post-baseline value for SAPS-H+D total score. Subjects were analyzed based on their planned randomized treatment.

2.	Alzheimer’s Association. 2025 Alzheimer’s Disease Facts and Figures. Alzheimer’s Dement 2025;21(4).

3.	Rajan KB et al. Population estimate of people with clinical Alzheimer’s disease and mild cognitive impairment in the United States (2020-2060). Alzheimer’s and Dementia. 2021: 1-10.

4.

Cummings J et al. Criteria for Psychosis in Major and Mild Neurocognitive Disorders: International Psychogeriatric Associations (IPA) Consensus Clinical and Research Definition. Am J of Geriatric Psychiatry. 2020; 28(12): 1256-1269.

5.	Ballard C et al. A prospective study of psychotic symptoms in dementia sufferers: psychosis in dementia. Int Psychogeriatr. 1997; 9(1): 57-64.

6.	Scarmeas N et al. Delusions and hallucinations are associated with worse outcome in Alzheimer Disease. Arch Neurol. 2005; 62(10): 1601-1608.

7.	Peters ME et al. Neuropsychiatric symptoms as predictors of progression to severe Alzheimer’s dementia and death: the Cache County Dementia Progression study. Am J Psychiatry. 2015; 172(5): 460-465.

Investor Contact:

Acadia Pharmaceuticals Inc.

Al Kildani

(858) 261-2872

ir@acadia-pharm.com

Acadia Pharmaceuticals Inc.

Jessica Tieszen

(858) 261-2950

ir@acadia-pharm.com

Media Contact:

Acadia Pharmaceuticals Inc.

Deb Kazenelson

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media@acadia-pharm.com